ALPHA NATURAL RESOURCES, INC.

2012 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT FOR EMPLOYEES

This Performance Share Unit Award Agreement set forth below (this “Agreement”) is dated as of the grant date (the “Grant Date”) set forth on Exhibit A and is between Alpha Natural Resources, Inc., a Delaware corporation (“Alpha”), and the Eligible Person to whom the Committee has made this Performance Grant (the “Award Recipient”).

Alpha has established its 2012 Long-Term Incentive Plan (the “Plan”) to advance the interests of Alpha and its stockholders by providing incentives to certain Eligible Persons who contribute significantly to the strategic and long-term performance objectives and growth of Alpha and any parent, subsidiary or affiliate of Alpha.  All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.

Pursuant to the provisions of the Plan, the Committee or its Designated Administrator has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of Alpha, and has authorized the execution and delivery of this Agreement.

Agreement

The parties agree as follows:

Section 1. Performance Share Unit Award. Subject to and pursuant to all terms and conditions stated in this Agreement and in the Plan, as of the Grant Date, Alpha hereby makes a Performance Grant to Award Recipient in the form of performance share units (“Performance Share Units”).  Each Performance Share Unit awarded under this Agreement shall represent a right to receive one share of Alpha’s Common Stock, par value $0.01 per share (the “Common Stock”), to the extent such Performance Share Unit is earned pursuant to the terms of this Agreement.  The shares of Common Stock to be issued and delivered to Award Recipient, if any, pursuant to the Performance Share Units awarded under this Agreement, including shares of capital stock, if any, issued from time to time with respect to such shares of Common Stock as a result of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization are referred to in this Agreement as the “Share(s).”

Section 2. Performance Share Units.  The target number of Performance Share Units covered by and subject to the terms of this Agreement (the “Target Award”) is set forth on Exhibit A.

Section 3. Performance Period.  The “Performance Period” means the performance period as set forth on Exhibit A.

Section 4. Performance Measures.  Subject to the provisions of this Agreement, Alpha shall issue and deliver to the Award Recipient one (1) Share for each whole Performance Share Unit that is earned in accordance with the performance measures set forth on Exhibit A; provided, however, that the Committee may reduce the number of Performance Share Units earned under this Award, but in no event may the Committee increase the number of Performance Share Units earned under this Award beyond the performance levels achieved.

Section 5. Delivery of Shares.  Except as otherwise provided in this Agreement and subject to satisfaction of the applicable tax withholding requirements set forth in Section 9, Alpha shall cause stock certificate(s) or other evidence of ownership representing the number of Shares earned and determined under Section 4 to be delivered to the Award Recipient in the first calendar year immediately following the end of the Performance Period on or before March 15th of such calendar year; provided, however, that: (i) except as provided below, no certificate(s) for, or other evidence of ownership of, Shares shall be delivered with respect to Performance Share Units unless the Committee has certified in writing that the applicable performance targets set forth on Exhibit A and other material terms of this Agreement have been achieved; and (ii) the Company shall not deliver stock certificate(s) or other evidence of ownership representing Shares if the Committee or Designated Administrator or other authorized agent determines, in its or his sole discretion, that the delivery of such certificate(s) or other evidence of ownership would violate the terms of the Plan, this Agreement or applicable law.

Section 6. Separation from Service.

(a) Except as set forth in this Section 6 or as otherwise provided in a Company plan applicable to Award Recipient or any agreement between the Award Recipient and the Company, if (i) Award Recipient Separates from Service for any reason prior to the end of the Performance Period, or (ii) Award Recipient breaches the confidentiality covenant as described in Section 12, then effective at the close of business on the date the Award Recipient Separates from Service, or the date the Award Recipient breaches the confidentiality covenant as described in Section 12 hereof, as applicable, all of Award Recipient’s Performance Share Units covered by this Agreement, whether earned or unearned, shall be automatically cancelled and forfeited in their entirety without any further obligation on the part of Alpha, such that Alpha shall not be obligated to issue any Shares or any other compensation to Award Recipient with respect to such cancelled and forfeited Performance Share Units.

(b) Unless otherwise provided in a Company plan applicable to Award Recipient or any agreement between the Award Recipient and the Company, if during the Performance Period (i) the Award Recipient Separates from Service as a result of Award Recipient’s Permanent Disability (as defined below) or death, (ii) the Award Recipient experiences an involuntary Separation from Service by the Company other than for Cause (as defined below), or (iii) the Award Recipient Separates from Service as a result of Award Recipient’s Retirement (as defined below), the Award Recipient shall be entitled to receive a prorated portion of the Performance Share Units to the extent earned pursuant to Section 4 above, determined at the end of the Performance Period and based on the ratio of the number of complete months the Award Recipient is employed or serves during the Performance Period to the total number of months in the Performance Period.  Any Shares to which Award Recipient becomes entitled to receive pursuant to the preceding sentence will be issued and delivered to Award Recipient in accordance with the provisions of Section 5 of the Agreement; provided, that any payments due on the Award Recipient’s death shall be paid to the Award Recipient’s estate.

(c) Unless otherwise provided in a Company plan applicable to Award Recipient or any agreement between the Award Recipient and the Company, in the event that a Change of Control (as defined below) occurs prior to the end of the Performance Period and the Award Recipient experiences an involuntary Separation from Service by the Company other than for Cause (i) within the 90-day period immediately preceding a Change of Control, or (ii) prior to the end of the Performance Period and on or within the one (1) year period following such Change of Control, the Performance Share Units that have not been previously cancelled and forfeited shall become fully vested and payable at the Target Award level (and the Performance Period shall thereafter be deemed to have terminated).  Any Shares to which Award Recipient becomes entitled to receive pursuant to the preceding sentence will be issued and delivered to Award Recipient contemporaneous with the consummation of the Change of Control or, if later, on or before the sixtieth (60th) day following the Award Recipient’s Separation from Service (but, in each case, within the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4)).

(d) For purposes of this Agreement and unless otherwise defined in a Company plan applicable to Award Recipient or an agreement between the Award Recipient and the Company, if any, the following terms shall have the following meanings: (i) a “Change of Control” shall mean (A) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (B) the sale of all or substantially all of the Company’s assets in a single transaction or a series of related transactions, (C) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (D) the stockholders of Alpha approve any plan for the dissolution or liquidation of Alpha, or (E) a contested election of directors, as a result of which or in connection with which the persons who were directors of Alpha before such election or their nominees cease to constitute a majority of the Board; (ii) the term “Permanent Disability” shall mean Award Recipient’s physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as determined by the Company; (iii) the term “Cause” shall mean “Employer Cause” as set forth in any employment agreement between the Award Recipient and the Company or, in the absence of such an agreement, “Cause” as defined by the Company’s employment policies in effect at the time of Separation from Service; (iv) the term “Retirement” shall mean (A) the date Award Recipient reaches the age of 62 with ten (10) Years of Service, (B) the date the Award Recipient reaches the age of 65, or (C) a combination of age and Years of Service which equals 80 (for example, an Award Recipient who reaches the age of 50 with thirty (30) Years of Service); and (v) the term “Years of Service” shall mean the aggregate annual periods of continuous employment or other service with the Company measured from the Award Recipient’s date of hire (or re-hire) and ending on the date the Award Recipient Separates from Service, including employment or other service with any affiliates or subsidiaries which become such after the Grant Date, including any predecessors and any other entities for this purpose as approved by the Committee (or its delegatee(s)), and provided that an absence or leave approved by the Company, to the extent permitted by applicable provisions of the Code, shall not be considered an interruption of employment or performance of services for any purpose under this Agreement.  Whether an Award Recipient has experienced a Separation from Service will be determined based on all of the facts and circumstances in accordance with the guidance issued under Section 409A and, to the extent not inconsistent therewith, the terms of the Plan.

Section 7. Clawback/Recoupment.

(a) The Committee may, to the extent permitted by governing law, require reimbursement of any payment of Shares received in settlement of this Award if the Award Recipient is an employee of pay grade 22 or higher as of the Grant Date where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements filed with the Securities and Exchange Commission, which restatement occurs no more than three years from the date of settlement of this Award, where the Committee reasonably determines that any employee engaged in intentional misconduct that caused or partially caused the need for the restatement, and a lower payment would have been made to the Award Recipient based upon the restated financial results; provided, however, that the Committee reserves the discretion to determine that any Award Recipient shall not be subject to this provision; or (ii) the Award Recipient engaged in ethical misconduct in violation of the Company’s Code of Business Ethics, which the Committee reasonably determines caused material business or reputational harm to the Company.

(b) If the Committee reasonably determines that any payment of Shares received in settlement of this Award should be reimbursed under subsections (a)(i) or (a)(ii), then the following shall apply: (i) in the event reimbursement is required under subsection (a)(i), the Award Recipient shall be required to reimburse the Company in an amount equal to the dollar value of the Common Stock the Award Recipient received in excess of what the Award Recipient would have received on such date had the payment been based upon such restated financial results; or (ii) in the event reimbursement is required under subsection (a)(ii), the Award Recipient shall be required to promptly reimburse the Company in an amount the Committee reasonably determines to be appropriate, which could equal the full value of the Common Stock the Award Recipient received during such three-year period.  Notwithstanding the foregoing, the Company shall not be required to make any additional payment in the event that the restated financial results would have resulted in a greater number of Shares upon payment of the Award to the Award Recipient.

(c) In the event the Award Recipient is obligated to reimburse the Company for amounts under subsections (b)(i) or (b)(ii), the Company may, at its sole election: (i) require the Award Recipient to pay the amount in a lump sum within 30 days of such determination; (ii) deduct the amount from any other compensation owed to the Award Recipient (as a condition to receiving the performance-based compensation under this Award, the Award Recipient agrees to permit the deduction provided for by this subsection); or (iii) a combination of subsections (c)(i) and (c)(ii).

(d) By accepting this Award, the Award Recipient agrees that timely payment to the Company as set forth in this Section 7 is reasonable and necessary, and that timely payment to the Company as set forth in this Section 7 is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company.  The Award Recipient further acknowledges and agrees that the Award Recipient’s Performance Share Units shall be cancelled and forfeited without payment by the Company if the Committee reasonably determines that the Award Recipient has engaged in the conduct specified under subsection (a).

(e) Notwithstanding any other provisions in this Agreement, if this Award becomes subject to recovery under any law, government regulation, stock exchange listing requirement, and/or Company policy, this Award shall be subject to such deductions, recoupment and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement and/or Company policy.

Section 8. Limitation of Rights; Investment Representation.  Except as otherwise provided in the Plan or this Agreement, no holder of Performance Share Units shall be, or have any of the rights or privileges of, a stockholder of Alpha with respect to any Shares unless and until certificates or other evidence of ownership representing such Shares shall have been issued or reflected in such person’s name.  Prior to actual receipt of the Shares under this Award, Award Recipient may not transfer any interest in the Award or the underlying Shares. Award Recipient acknowledges and agrees that the Shares which Award Recipient acquires pursuant to this Agreement, if any, shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the Shares under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws, and shall not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.  Any attempt to transfer the Performance Share Units or Shares in violation of this Section or the Plan shall render this Award of Performance Share Units null and void.

Section 9. Income Taxes.  Award Recipient acknowledges that any income for federal, state or local income tax purposes that Award Recipient is required to recognize on account of the issuance and delivery of Shares to Award Recipient shall be subject to withholding of tax by the Company.  In accordance with administrative procedures established by the Company, Award Recipient may elect to satisfy his or her minimum statutory withholding tax obligations, if any, on account of the issuance of Shares or settlement of this Award in one or a combination of the following methods: in cash or separate check made payable to the Company or by authorizing the Company to withhold from the Shares to be issued to the Award Recipient hereunder a sufficient number of whole Shares distributable in connection with this Award equal to the applicable minimum statutory withholding tax obligation.  In the event Award Recipient does not make such payment when requested, the Company may refuse to issue or cause to be delivered any Shares under this Agreement or any other incentive plan agreement entered into by Award Recipient and the Company until such payment has been made or arrangements for such payment satisfactory to the Company have been made.

Section 10. Rights to Continued Employment. Neither the Plan nor this Agreement shall be deemed to give Award Recipient any right to continue to be employed by, or provide services to, the Company, nor shall the Plan or the Agreement be deemed to limit in any way the Company’s right to terminate the employment or services of the Award Recipient at any time.

Section 11. Further Assistance.  Award Recipient will provide assistance reasonably requested by the Company in connection with actions taken by Award Recipient while employed by the Company, including, but not limited to, assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which Award Recipient was employed by the Company.

Section 12. Confidentiality.  Award Recipient acknowledges that the business of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in its business to obtain a competitive advantage over competitors.  Award Recipient further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.  Award Recipient acknowledges that by reason of Award Recipient’s duties to an association with the Company, Award Recipient has had and will have access to and has and will become informed of confidential business information which is a competitive asset of the Company.  Award Recipient hereby agrees that Award Recipient will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of employment responsibilities. Award Recipient shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft.  Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder).  The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Award Recipient’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Award Recipient shall, to the extent practicable and lawful in any such events, give prior notice to the Company of Award Recipient’s intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which Award Recipient will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.  Any information not specifically related to the Company would not be considered confidential to the Company.  In addition to any other remedy available at law or in equity, in the event of any breach by Award Recipient of the provisions of this Section 12 which is not waived in writing by the Company, all vesting of the Performance Share Units shall cease effective upon the occurrence of the actions or inactions by Award Recipient constituting a breach by Award Recipient of the provisions of this Section 12.

Section 13. Binding Effect; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Company and Award Recipient and their respective heirs, representatives, successors and permitted assigns.  This Agreement shall not confer any rights or remedies upon any person other than the Company and the Award Recipient and their respective heirs, representatives, successors and permitted assigns.  The parties agree that this Agreement shall survive the issuance of the Shares.

Section 14. Agreement to Abide by Plan; Conflict between Plan and Agreement.  The Plan is hereby incorporated by reference into this Agreement and is made a part hereof as though fully set forth in this Agreement.  Award Recipient, by execution of this Agreement, (i) represents that he or she is familiar with the terms and provisions of the Plan, and (ii) agrees to abide by all of the terms and conditions of this Agreement and the Plan. Award Recipient accepts as binding, conclusive and final all decisions or interpretations of the Designated Administrator of the Plan upon any question arising under the Plan and this Agreement (including, without limitation, the date of Award Recipient’s Separation from Service).  In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly, except to the extent that the Plan gives the Designated Administrator the express authority to vary the terms of the Plan by means of this Agreement, in which case, this Agreement shall govern.

Section 15. Entire Agreement; Prior Award.  Except as otherwise provided herein, in any Company plan applicable to the Award Recipient, or in any other agreement between Award Recipient and the Company, this Agreement and the Plan, each of which Award Recipient has reviewed and accepted in connection with the grant of the Performance Share Units reflected by this Agreement, constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.  Without limitation upon the foregoing, Award Recipient hereby expressly agrees that the Performance-Based Incentive Compensation Award Agreement and related incentive compensation award that was granted to Award Recipient by the Company on [_____________] under the Alpha Natural Resources, Inc. 2010 Long-Term Incentive Plan is hereby terminated and cancelled and of no further force or effect as of the date hereof, without the payment of any additional consideration by or to the Award Recipient.

Section 16. Choice of Law.  To the extent not superseded by federal law, the laws of the state of Delaware (without regard to the conflicts laws of Delaware) shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in State and Federal Courts located in the Commonwealth of Virginia.

Section 17. Notice.  All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient and, if to Alpha, at its address provided in Section 20, and, if to the Award Recipient, the Award Recipient’s most recent address set forth in the Company’s records.  Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

Section 18. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 19. Amendments.  This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan.  Notwithstanding, Alpha may, in its sole discretion and subject to the terms of the Plan, modify or amend the terms of this Agreement, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable, to cause this Award to be excepted from Section 409A of the Code (or to comply therewith to the extent Alpha determines it is not excepted).

Section 20. Acknowledgements.

(a) By accepting this Award of Performance Share Units, the Award Recipient acknowledges receipt of a copy of the Plan, and the prospectus relating to this Award of Performance Share Units, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.

(b) The Plan and related documents, which may include but do not necessarily include the Plan prospectus, this Agreement and financial reports of the Company, may be delivered to you electronically.  Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Designated Administrator’s discretion.  Both Internet Email and the World Wide Web are required in order to access documents electronically.

(c) This Award is intended to be excepted from coverage under Section 409A of the Code and the regulations promulgated thereunder and shall be interpreted and construed accordingly.  Notwithstanding, Award Recipient recognizes and acknowledges that Section 409A of the Code may impose upon the Award Recipient certain taxes or interest charges for which the Award Recipient is and shall remain solely responsible.

(d) Award Recipient acknowledges that, by receipt of this Award, Award Recipient has read this Section 20 and consents to the electronic delivery of the Plan and related documents, as described in this Section 20.  Award Recipient acknowledges that Award Recipient may receive from the Company a paper copy of any documents delivered electronically at no cost if Award Recipient contacts the Director-Compensation Systems of the Company by telephone at (276) 619-4410 or by mail to One Alpha Place, P.O. Box 16429, Bristol, VA 24209.  Award Recipient further acknowledges that Award Recipient will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of this __th day of _______, 20__.

ALPHA NATURAL RESOURCES, INC.

By:
Name:
Title:

Address:
Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 16429
Bristol, VA 24209
Attn: Director-Compensation Systems

AWARD RECIPIENT

EXHIBIT A

Name of Award Recipient:
Target Number of Performance Share Units:
Grant Date:
Performance Period:

Range of Performance Opportunities:

Performance Measures/Targets: